EXHIBIT 10.35

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 19th day of December, 2001, between Archipelago Holdings, L.L.C., a Delaware limited liability company having its principal executive offices in Chicago, Illinois (including any successor thereto, the “Company”), and Gerald D. Putnam (the “Executive”).

WHEREAS, Executive currently serves as the Chief Executive Officer of the Company;

WHEREAS, the Company recognizes the Executive’s substantial contribution to the growth and success of the Company, desires to provide for the continued employment of the Executive and to make certain changes in the Executive’s employment arrangements with the Company, which the Board of Managers of the Company (the “Board”) has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company’s senior management in the best interests of the Company and its members;

WHEREAS, the Executive is willing to continue in the service of the Company on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                       Employment Period.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date hereof (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Employment Period”).  Commencing on the second anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall be automatically extended for one year terms unless either the Company or the Executive shall give the other party not less than 90 days’ prior written notice of the intention to terminate this Agreement.

2.                                       Terms of Employment.

(a)                                  Position and Duties.

(i)                                     During the Employment Period, the Executive shall serve as Chief Executive Officer with the appropriate authority, duties and responsibilities attendant to such position (including, but not limited to, the right to hire, fire, promote and demote key personnel of the Company).  It is expressly understood and agreed that the Executive shall not have the power or authority to cause the Company or any subsidiary of the Company to take any action in respect of a Board Decision, Significant Decision or Fundamental Decision (as defined in Sections 3.3, 3.4 and 3.5 of the Eighth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C., as may be amended from time to time (the “LLC Agreement”)) without the prior approval of the Board in accordance with Section 3.2(j) of the LLC Agreement.

(ii)                                  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve, with prior approval of the Board, on corporate, civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date and are listed on Annex A hereto, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(iii)                               Effective upon termination of his employment, the Executive shall no longer have the authority to either bind the Company in any legal fashion or otherwise to conduct or engage in conduct that would appear to so bind the Company.

(b)                                 Compensation.

(i)                                     Annual Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of at least $550,000 through the end of the first anniversary of the Effective Date and $600,000 after the first anniversary of the Effective Date.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  Annual Base Salary shall not be reduced at any time (including after any such increase), other than as part of an across the board salary reduction applicable to all other senior officers of the Company, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased or decreased.

(ii)                                  Annual Bonus.  Starting with the 2002 calendar year, during the Employment Period, the Executive shall be paid an annual cash bonus (“Annual Bonus”) with a target level of not less than 300% of Annual Base Salary.  The Compensation Committee of the Board (the “Compensation Committee”) will set at the beginning of each year objective performance measures, the attainment, or partial attainment, of which (as determined by the Compensation Committee after the end of each year) will determine the actual amount of the Annual Bonus payable to the Executive for such year (which may be higher or lower than the target level).  For the 2001 calendar year, the Executive’s annual cash bonus will be based upon a target level equal to 300% of $400,000.

(iii)                               Stock Options upon IPO.  At the time of the Company’s initial public offering of the Company’s stock, the Executive will, provided that he is still the Chief Executive Officer of the Company at such time, be awarded stock options under the Company’s stock option plan to purchase 1,000,000 shares of the Company’s stock, at an exercise price equal to 1.5 times the public offering price in such initial public offering and subject to the other terms and conditions specified in such stock option plan and the applicable award agreement.

(iv)                              Other Employee Benefit Plans.  During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs and fringe benefits (collectively, “Employee Benefit Plans”) on a basis no less favorable than that provided to other senior officers of the Company.

3.                                       Termination of Employment.

(a)                                  Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 days during any consecutive twelve month period as a result of incapacity in which he is unable to perform the duties set forth above due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)                                 Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)                                     the willful failure by the Executive to substantially perform the Executive’s responsibilities under this Agreement, after demand for substantial performance has been given by the Board in writing that specifically identifies how the Executive has not performed such responsibilities;

(ii)                                  the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

(iii)                               the conviction of a felony or a guilty or nolo contendere plea by the Executive with respect thereto;

(iv)                              the willful and material breach by the Executive of Section 8(a), 8(b) or 8(c);

(v)                                 the willful engaging by the Executive in fraud in connection with the business of the Company or misappropriation of the Company’s funds or property; or

(vi)                              the willful engaging by the Executive in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

(c)                                  Good Reason.  The Executive’s employment may be terminated by the Executive with or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

(i)                                     the assignment to the Executive of any duties inconsistent with the Executive’s title, position, authority, duties or responsibilities as contemplated by Section 2(a)(i), or any other action by the Company which results in a diminution in such title, position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)                                  any failure by the Company to comply with any of the provisions of Section 2(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)                               any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;

(iv)                              any failure by the Company to comply with and satisfy Section 9(c); or

(v)                                 any requirement that the Executive’s principal office be based anywhere more than 50 miles from 100 South Wacker Drive, Chicago, Illinois.

(d)                                 Notice of Termination.  Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)                                  Date of Termination.  “Date of Termination” means if the Executive’s employment is terminated by the Company other than for

Disability, or by the Executive, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, and if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

4.                                       Obligations of the Company upon Termination.

(a)                                  Other Than for Cause; Good Reason.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or the Executive shall terminate employment for Good Reason:

(i)                                     the Company shall, in lieu of any future amounts and benefits payable under Section 2(b), pay to the Executive in a lump sum in cash within 30 days after the Date of Termination:

(A)                              the amount equal to the sum of (x) three times the Executive’s Annual Base Salary plus (y) three times the average Annual Bonus (or, with respect to calendar years prior to 2002, the year end bonus) actually paid or payable to the Executive in the two years preceding the year in which the Date of Termination occurs (the “Average Annual Bonus”); and

(B)                                the sum of (x) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, plus (y) the product of (1) the Average Annual Bonus multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, to the extent not theretofore paid (the sum of the amounts described in clauses (x) and (y) shall be hereinafter referred to as the “Accrued Obligations”);

(ii)                                  for 36 months following the Date of Termination, the Company shall continue to provide at its expense medical and dental benefits to the Executive, his spouse and eligible dependents on the same basis as such benefits are then currently provided to the Executive (the “Medical Benefits”); provided that such Medical Benefits shall be secondary to any other coverage obtained by the Executive; provided, however, that if the Company’s welfare plans do not permit such coverage, the Company will provide the Executive the Medical Benefits (with the same after tax effect) outside of such plans;

(iii)                               any Company stock options or other Company equity awards granted to the Executive after the Effective Date shall immediately vest and be exercisable or payable pursuant to their terms; and

(iv)                              to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract (including any bonus awarded, but not yet paid) or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)                                 Death; Disability.  If, during the Employment Period, the Executive’s employment shall terminate on account of death or Disability, this Agreement shall terminate without further obligations to the Executive other than to provide the Executive (or his estate) (i) the Accrued Obligations, (ii) the Medical Benefits and (iii) the Other Benefits.

(c)                                  Cause; Other than for Good Reason.  If, during the Employment Period, the Company shall terminate the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination to the extent theretofore unpaid and (ii) the Other Benefits.

(d)                                 Condition.  The Company shall not be required to make the payments and provide the benefits specified in this Section 4 unless the Executive executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement).

5.                                       Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 11(g), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement; provided that the Executive shall not be eligible for severance benefits under any other program or policy of the Company.

6.                                       Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

7.                                       Certain Additional Payments by the Company.

(a)                                  Gross-Up.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company (or any of its affiliates) or any entity which effectuates a change in control (or any of its affiliates) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                                 Determination.  All determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within ten days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the

Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-up Payments are made by the Company which should not have been made (“Overpayments”), consistent with the calculations required to be made hereunder. In the event the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.  In the event the amount of Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by the Executive to or for the benefit of the Company.  The Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

8.                                       Covenants Not to Compete or Solicit Company Clients and Employees; Confidential Information.

(a)                                  Non-Compete.  During the term of this Agreement, and for a one year period after the Date of Termination by the Company for Cause or by the Executive without Good Reason, the Executive shall not directly or indirectly anywhere in the world, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any competing business, whether for compensation or otherwise, without the prior written consent of the Company.  For the purposes of this Agreement, a “competing business” shall be any business which either (i) engages in any business which is an “electronic communications network” (as defined under Rules 11Ac1-1 and 11Ac1-4 under the Exchange Act) or “exchange” (within the meaning of Section 3(a)(1) of the Exchange Act or Rule 3a1-1 under the Exchange Act, as the same may from time to time be re-proposed, adopted or amended) or other facility for matching or executing orders that in each case provides for the trading of equity securities (A) of United States issuers and/or (B) of non-United States issuers whose equity securities are listed for trading on a United States stock exchange or trade through the National Association of Securities Dealers, Inc. Automated Quotation System or (ii) holds a 5% or greater equity, voting or profit interest in any enterprise that engages in such a competitive activity.  Should the Executive, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any competing business, all payments under this Agreement shall cease.

(b)                                 Non-Solicit.  During the term of this Agreement, and for a one year period after the Date of Termination by the Company or the

Executive for any reason, the Executive shall not, in any manner, directly or indirectly, (i) solicit any client or prospective client of the Company or its affiliates to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with the Executive’s employment with the Company or its affiliates to transact business with a competing business or reduce or refrain from doing any business with the Company or its affiliates, (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or its affiliates and any such client or prospective client, or (iii) solicit or hire any person who at such time is, or who within the past six months was, an employee of the Company or its affiliates to apply for or accept employment with any competing business.  The term “solicit” as used in this Agreement means any communication inviting, encouraging or requesting any person or entity to take or refrain from taking the actions specified in (i) and (iii) above, respectively.

(c)                                  Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations.  The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company.  Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.

(d)                                 Survival.  Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 8.

(e)                                  Blue Pencil.  The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 8 are reasonable in both duration and geographic scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(f)                                    Consideration.  The parties acknowledge that this Agreement would not have been entered into and the benefits described in

Sections 2, 4 or 7 would not have been promised in the absence of the Executive’s promises under this Section 8.

9.                                       Successors.

(a)                                  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

10.                                 Disputes.

(a)                                  Mandatory Arbitration.  Except to the extent required by applicable rules and regulations of any self-regulatory organization of which the Company or Archipelago, L.L.C., an affiliate of the Company, is a member, and subject to the provisions of this Section 10, any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement or any aspect of the Executive’s employment with the Company or the termination of that employment (together, an “Employment Matter”) will be finally settled by arbitration in Chicago, Illinois administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect.  However, the AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) the decision must not be a compromise but must be the adoption of the submission by one of the parties, (ii) each arbitrator will agree to treat as confidential evidence and other information presented to them, (iii) there will be no authority to award punitive damages (and the Executive and the Company agree not to request any such award), (iv) the Optional Rules for Emergency Measures of Protection will apply, and (v) a decision must be rendered within 20 business days of the parties’ closing statements or submission of post-hearing briefs.

(b)                                 Injunctions and Enforcement of Arbitration Awards.  The Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of Chicago, Illinois to enforce any arbitration award under Section 10(a).  Also, the Company may bring such an action or proceeding, in addition to its rights under Section 10(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 8.  The Executive agrees that (i) violating any part of Section 8 would cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of Section 8, (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 8 would be difficult to calculate and that remedies at law would be inadequate.

(c)                                  Jurisdiction and Choice of Forum. The Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in Chicago, Illinois over any Employment Matter that is not otherwise arbitrated or resolved according to Section 10(a).  This includes any action or proceeding to compel arbitration or to enforce an arbitration award.  Both the Executive and the Company (i) acknowledge that the forum stated in this Section 10(c) has a reasonable relation to this Agreement and to the relationship between the Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 10(c) in the forum stated in this Section 10(c), (iii) agree not to commence any such action or proceeding in any forum other than the stated in this Section 10(c) and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Company.  However, nothing in this Agreement precludes the Executive or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 10(a) and this Section 10(c).

(d)                                 Waiver of Jury Trial.  To the extent permitted by law, the Executive and the Company waive any and all rights to a jury trial with respect to any Employment Matter.

(e)                                  Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of Illinois applicable to contracts made and to be performed entirely within that State.

(f)                                    Reimbursement of Expenses.  If a final and non-appealable order is entered as a result of any Employment Matter which finds in part or in full for the Executive, the Company shall reimburse the Executive for all reasonable legal fees and expenses, if any, incurred by the Executive in connection with such Employment Matter, together with interest at the applicable federal rate.

(g)                                 Interest.  If any payment under this Agreement is delayed as a result of an Employment Matter, it will be paid after the final resolution of such matter together with interest at the applicable federal rate.

11.                                 Miscellaneous.

(a)                                  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:

Archipelago Holdings, L.L.C.

100 South Wacker Drive, 20th Floor

Chicago, Illinois 60606

Telecopy: (312) 621-0487

Attn:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                 The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) or the Company’s right to terminate the Executive for Cause pursuant to Section 3(b), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)                                    It is the parties intention that this Agreement not be construed more strictly with regard to the Executive or the Company.

(g)                                 From and after the Effective Date this Agreement shall supersede any other employment or severance agreement between the parties.

(h)                                 Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Managers, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/GERALD D. PUTNAM
Gerald D. Putnam

Archipelago Holdings, L.L.C.

By:	/s/WILLIAM F. CRUGER, JR.
William F. Cruger, Jr.
Title: Chairman, Compensation Committee